Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is Power & Digital Infrastructure Acquisition II Corp. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 23, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 9, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This First Amendment to the Amended and Restated Certificate of Incorporation (the “First Amendment”), which amends the provisions of the Original Certificate and the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time.

3.	The text of clause (b) of Paragraph TWENTY-FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-l, as initially filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay the Corporation’s taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Paragraph THIRTIETH, or (iii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by December 14, 2023, which may be extended pursuant to clause (c) below (such date, as it may be extended, the “Deadline Date”) or such earlier date as determined by the Board to be in the best interests of the Company and subject to applicable law. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holder is XPDI Sponsor II LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

4.	The following clause (c) is added to Paragraph TWENTY-FOURTH of the Amended and Restated Certificate of Incorporation:

Notwithstanding the foregoing or any other provisions of this Amended and Restated Certificate, in the event that the Corporation has not consummated an initial Business Combination by the Deadline Date, without approval of the Corporation’s stockholders, by resolution of the Board, the Corporation may extend the Deadline Date in one-month increments up to three times, unless the closing of an initial Business Combination shall have occurred prior to any such extension.

5.	The text of clause (a) of Paragraph TWENTY-FIFTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of this Paragraph TWENTY-FIFTH (such rights of such holders to have their Offering Shares redeemed pursuant to this Paragraph TWENTY-FIFTH, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with this Paragraph TWENTY-FIFTH (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

6.	The text of sub-paragraph (d) of Paragraph TWENTY-FIFTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(d) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

7.	Sub-paragraph (e) of Paragraph TWENTY-FIFTH of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

8.	The text of clause (f) of Paragraph TWENTY-FIFTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(f) In the event that the Corporation has not consummated an initial Business Combination the Deadline Date (as provided in clauses (b) and (c) of Paragraph TWENTY-FOURTH), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing

(A)       the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay taxes (less up to $100,000 of such net interest to pay dissolution expenses), by

(B)       the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

9.	The first sentence of Paragraph THIRTIETH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

THIRTIETH. If, in accordance with Paragraph TWENTY-FOURTH, any amendment is made to this Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date, or (b) with respect to any other provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay taxes, divided by the number of then outstanding Offering Shares.

10.	The last sentence of Paragraph THIRTIETH of the Amended and Restated Certificate of Incorporation is hereby deleted.

IN WITNESS WHEREOF, Power & Digital Infrastructure Acquisition II Corp, has caused this First Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 12th day of June, 2023.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.

By:	/s/ Patrick Eilers
Name:	Patrick Eilers
Title:	Chief Executive Officer